Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC., ANNOUNCES SECOND QUARTER RESULTS

Nampa, ID (July 26, 2013) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and six months ended June 30, 2013.  For the quarter ended June 30, 2013, the Company reported net income of $575,000, or $0.04 per diluted share, compared to net income of $559,000, or $0.04 per diluted share, for the same period a year ago.  For the six months ended June 30, 2013, the Company reported net income of $1.0 million, or $0.07 per diluted share, compared to net income of $1.3 million, or $0.09 per diluted share, for the same period a year ago.

The Bank has entered into loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”) in connection with two acquisitions. The loans and foreclosed assets purchased in these acquisitions that are subject to the loss sharing agreements are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended June 30, 2013:

•	Net interest income increased $610,000 compared to the linked quarter ended March 31, 2013, due to an increase in accretable yield on purchased loans;
•	A net reverse provision for loan losses of ($364,000) was recorded on noncovered loans during the quarter ended June 30, 2013, resulting in a net reverse provision of ($356,000);
•
Noninterest income during the quarter ended June 30, 2013, included impairment of the FDIC indemnification asset of $2.3 million, which was a result of a reduction in estimated future losses on covered loans and recoveries of previously charged-off loans. The impairment of the FDIC indemnification asset was $2.0 million in the linked quarter and $1.7 million in the year-ago quarter;

•	Gains on the sale of investments totaled $231,000 during the quarter ended June 30, 2013, compared to $254,000 and $603,000 in the linked and year-ago quarters, respectively;
•
Noninterest expense decreased by $709,000 during the quarter ended June 30, 2013, compared to the year-ago quarter, but increased $300,000 compared to the linked quarter primarily due to the provision for real estate owned (“REO”), which increased $453,000 during the current quarter. Excluding the provision for REO, noninterest expenses totaled $9.8 million during the second quarter of 2013;

•	Total assets decreased $43.0 million during the quarter ended June 30, 2013, compared to March 31, 2013, and decreased $40.9 million since December 31, 2012;
•
Asset quality continued to improve as delinquent loans declined and remained low and noncovered nonperforming assets declined $4.6 million to $8.8 million at June 30, 2013, compared to March 31, 2013. Total nonperforming assets decreased $5.6 million during the quarter to $18.3 million at June 30, 2013; and

•	The Company declared and paid its regular quarterly dividend of $0.06 per share.

Results of Operations

Net interest income. Net interest income increased $610,000 and $359,000 during the quarter ended June 30, 2013, compared to the linked quarter and the quarter ended June 30, 2012, respectively. Net interest margin increased substantially to 4.47% during the quarter ended June 30, 2013, from 4.16% in the linked quarter and 4.17% during the quarter ended June 30, 2012. Similarly, the Company’s yield on earning assets increased to 4.78% in the quarter ended June 30, 2013, from 4.50% in the linked quarter, and 4.57% during the quarter ended June 30, 2012. These increases were primarily due to an increase in accretable income on purchased loans during the quarter ended June 30, 2013 and the recovery of $171,000 previously charged-off interest from a nonperforming loan that

Home Federal Bancorp, Inc.
July 26, 2013

paid off during the second quarter of 2013. Each quarter the Company estimates cash flows on certain purchased loan pools. As a result, income from loan pools can be volatile.

The cost of funds for the quarter ended June 30, 2013, was 0.44% compared to 0.46% in the quarter ended
March 31, 2013, and 0.54% for the quarter ended June 30, 2012. The cost of deposits, which includes noninterest-bearing deposits, was 0.36% during the quarter ended June 30, 2013, compared to 0.37% during the quarter ended March 31, 2013 and 0.45% for the year-ago quarter.

Provision for loan losses. A net reverse provision for loan losses of ($356,000) was recorded during the quarter ended June 30, 2013, compared to a net reverse provision of ($227,000) for the quarter ended March 31, 2013, and a net reverse provision of ($434,000) for the year-ago quarter. The net reverse provision for loan losses in the quarter ended June 30, 2013 was related to noncovered loans due to improving credit quality (including significantly lower nonperforming and classified loans), stabilizing and improving economic factors and a lower loss history rate. A net provision of $8,000 was recognized on covered loans. The estimated amount recoverable from or due to the FDIC under the loss sharing agreements as a result of the provision for loan losses on covered loans is reported as “FDIC indemnification provision” in noninterest income.

Noninterest income. Impairment of the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans, which reduces noninterest income. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended
(in thousands)	June 30, 2013	March 31, 2013	June 30, 2012

Total noninterest income, as reported	$232	$498	$1,136
Less: FDIC indemnification impairment related to current period provision for loan losses	(6)	(41)	(411)
Impairment of FDIC indemnification asset	(2,322)	(1,994)	(1,705)
Total noninterest income, excluding FDIC indemnification items	$2,560	$2,533	$3,252

Service charges and fee income increased $148,000 to $2.1 million for the quarter ended June 30, 2013, from the quarter ended March 31, 2013, partially as a result of an increase in debit card interchange activity. Compared to the year-ago quarter, service charges and fees declined $143,000 as overdraft fees were $105,000 lower during the quarter ended June 30, 2013.

Noninterest income also includes pre-tax gains on sales of investments of $231,000, $254,000 and $603,000 during the quarters ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

Noninterest expense. Noninterest expense for the quarter ended June 30, 2013, decreased $709,000 compared to the quarter ended June 30, 2012, but increased $300,000 compared to the linked quarter. The Bank closed four branches in February 2013, which was the primary cause for the $351,000 reduction in compensation and benefits expenses compared to the linked quarter and a $516,000 decline compared to the year-ago period. The increase in noninterest expense compared to the quarter ended March 31, 2013, was a due to a $453,000 increase in the provision for REO, primarily on a single commercial real estate property in the Idaho Region. Excluding the provision for REO, noninterest expenses totaled $9.8 million during the quarter ended June 30, 2013. All expense categories were lower during the quarter ended June 30, 2013, compared to the year-ago quarter, except the provision for REO, which is recorded in other expense and was $257,000 higher in 2013 compared to the year-ago quarter. Noninterest expenses declined $1.6 million, or 7.1%, during the six months ended June 30, 2013, compared to the six months ended June 30, 2012, with declines occurring in all expense categories except the provision for REO.

Home Federal Bancorp, Inc.
July 26, 2013

Balance Sheet

Total assets decreased $43.0 million to $1.0 billion at June 30, 2013, compared to March 31, 2013, primarily due to declines in deposits, which were funded by declines in cash and loans, and due to the reduction in the fair value of investments available-for-sale during the quarter. These declines were partially offset by purchases of investments. Compared to December 31, 2012, assets decreased $40.9 million.

Cash and investments.  Cash and amounts due from depository institutions at June 30, 2013, decreased by $44.4 million from March 31, 2013, to $76.1 million. Investments increased $7.1 million from March 31, 2013, to $440.9 million at June 30, 2013. The significant decline in the fair value of investments resulted from the increase in market interest rates during the quarter ended June 30, 2013.

Loans.  Net loans declined by $7.4 million during the quarter ended June 30, 2013 compared to March 31, 2013 and $21.0 million compared to December 31, 2012, with declines in nonperforming loans accounting for $4.4 million of the decline. During the quarter ended June 30, 2013, commercial real estate loans decreased by $8.4 million, one-to-four family residential loans decreased by $5.3 million, commercial business loans declined by $2.1 million and home equity loans declined by $1.8 million. Partially offsetting these decreases, construction loans increased $8.9 million due to an improving housing market in Idaho and a strong start to the Bank’s loan production office in Salt Lake City, which was opened in April 2013.

Asset Quality. The allowance for loan losses was $11.1 million at June 30, 2013, compared to $12.5 million and $12.6 million at December 31, 2012 and June 30, 2012, respectively. The allowance for loan losses allocated to the noncovered loan portfolio was $8.0 million, or 2.48% of noncovered loans at June 30, 2013, while the allowance for loan losses allocated to covered loans totaled $3.1 million, or 3.97% of covered loans, at June 30, 2013. The FDIC indemnification receivable declined $2.1 million during the quarter ended June 30, 2013 to $7.4 million, primarily due to the continued reduction in estimated losses on covered loans during the quarter, which resulted in the impairment noted above under noninterest income.

Loans delinquent 30 to 89 days and still accruing interest totaled $208,000 at June 30, 2013, compared to $809,000 at December 31, 2012, and $899,000 at June 30, 2012. Nonperforming assets, which include nonaccrual loans and REO, totaled $18.3 million at June 30, 2013, compared to $24.8 million at December 31, 2012, and $39.6 million at June 30, 2012. Total nonperforming loans declined $4.4 million, while REO declined an additional $1.2 million during the quarter ended June 30, 2013.

The following table summarizes nonperforming loans and REO at June 30, 2013 and March 31, 2013 and the quarterly change (in thousands):

	June 30, 2013			March 31, 2013			Quarter Change
	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$228	$823	$1,051	$233	$772	$1,005	$(5)	$51
Commercial and multifamily real estate	3,517	914	4,431	4,036	4,471	8,507	(519)	(3,557)
One-to-four family residential	252	2,915	3,167	324	2,929	3,253	(72)	(14)
Other	35	781	816	134	943	1,077	(99)	(162)

Total nonperforming loans	4,032	5,433	9,465	4,727	9,115	13,842	(695)	(3,682)

Real estate owned and other repossessed assets	5,449	3,373	8,822	5,802	4,262	10,064	(353)	(889)

Total nonperforming assets	$9,481	$8,806	$18,287	$10,529	$13,377	$23,906	$(1,048)	$(4,571)

Home Federal Bancorp, Inc.
July 26, 2013

Deposits. Total deposits decreased $31.1 million during the quarter ended June 30, 2013, to $824.1 million and decreased $43.7 million as compared to June 30, 2012.  During the quarter ended June 30, 2013, end of period balances in core deposits (defined as checking, savings and money market accounts) decreased by $23.3 million to $638.0 million, while certificates of deposit declined by $7.8 million to $186.0 million. Certificates of deposits declined by $42.8 million since June 30, 2012. Average core deposits were $3.3 million higher during the second quarter of 2013 compared to the linked quarter. Core deposits comprised 77.4% of the deposit portfolio at June 30, 2013, compared to 73.6% at June 30, 2012.

Equity. Stockholders’ equity decreased $9.4 million during the first six months of 2013 to $170.4 million at June 30, 2013. Dividends paid during the six months of 2013 totaled $1.7 million.  Additionally, the Company experienced a decrease of $9.9 million in other comprehensive income, which includes the unrealized gain on investments available-for-sale, net of taxes that declined to a net unrealized loss of $1.7 million at June 30, 2013. The decline in the fair value of investments was due to the significant increase in market interest rates during the quarter. These declines in stockholders’ equity were partially offset by net income of $1.0 million.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company primarily serves southwestern Idaho and Central and Western Oregon through 24 full-service branches and three commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, including as a result of Basel III, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
July 26, 2013

CONSOLIDATED BALANCE SHEETS	June 30,	December 31,	June 30,
(In thousands, except share data) (Unaudited)	2013	2012	2012

ASSETS
Cash and cash equivalents	$76,116	$115,529	$83,193
Investments available-for-sale, at fair value	440,886	420,505	443,025
FHLB stock, at cost	17,086	17,401	17,717
Loans receivable, net of allowance for loan losses of $11,099, $12,528 and $12,620, respectively	388,847	409,846	430,903
Accrued interest receivable	2,870	2,776	2,967
Property and equipment, net	27,112	29,057	30,219
Bank owned life insurance	16,172	15,938	15,693
Real estate owned and other repossessed assets	8,822	10,386	16,323
FDIC indemnification receivable, net	7,359	10,846	18,370
Core deposit intangible	2,281	2,523	2,790
Deferred tax assets, net	16,618	9,022	6,272
Other assets	3,579	4,791	7,122
TOTAL ASSETS	$1,007,748	$1,048,620	$1,074,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$154,023	$142,207	$131,746
Interest-bearing demand	246,284	248,836	247,836
Money market	151,925	167,202	178,175
Savings	85,801	83,401	81,175
Certificates	186,035	209,242	228,833
Total deposit accounts	824,068	850,888	867,765

Advances by borrowers for taxes and insurance	734	490	845
Accrued interest payable	136	167	178
Deferred compensation	6,332	6,149	5,995
Repurchase agreements	612	4,775	4,742
Other liabilities	5,513	6,366	5,932
Total liabilities	837,395	868,835	885,457

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	145	145	153
Jun. 30, 2013 - 17,514,997 issued; 14,490,376 outstanding
Dec. 31, 2012 - 17,512,197 issued; 14,453,399 outstanding
Jun. 30, 2012 - 17,512,197 issued; 15,255,366 outstanding
Additional paid-in capital	132,622	131,934	139,623
Retained earnings	45,719	46,337	49,084
Unearned shares issued to employee stock ownership plan	(6,444)	(6,823)	(7,202)
Accumulated other comprehensive income (loss)	(1,689)	8,192	7,479
Total stockholders’ equity	170,353	179,785	189,137
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,007,748	$1,048,620	$1,074,594

Home Federal Bancorp, Inc.
July 26, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income:
Loans	$8,751	$9,033	$16,989	$20,250
Investments	2,605	2,209	5,180	4,413
Other interest income	62	71	116	141
Total interest income	11,418	11,313	22,285	24,804

Interest expense:
Deposits	750	991	1,546	2,093
Repurchase agreements	3	16	19	37
Total interest expense	753	1,007	1,565	2,130
Net interest income	10,665	10,306	20,720	22,674

Provision for loan losses	(356)	(434)	(583)	(1,217)
Net interest income after provision for loan losses	11,021	10,740	21,303	23,891

Noninterest income:
Service charges and fees	2,131	2,274	4,114	4,381
Gain on sales of securities	231	603	485	1,138
FDIC indemnification provision	(6)	(411)	(47)	(1,230)
Impairment of FDIC indemnification asset, net	(2,322)	(1,705)	(4,316)	(5,048)
Other	198	375	494	788
Total noninterest income	232	1,136	730	29

Noninterest expense:
Compensation and benefits	5,659	6,175	11,669	12,312
Occupancy and equipment	1,374	1,514	2,794	3,077
Data processing	935	942	1,863	1,947
Advertising	166	223	289	377
Postage and supplies	215	247	421	553
Professional services	595	630	1,119	1,269
Insurance and taxes	453	561	804	1,082
Amortization of intangibles	118	144	242	296
Provision for REO	548	291	643	398
Other	334	379	650	755
Total noninterest expense	10,397	11,106	20,494	22,066
Income before income taxes	856	770	1,539	1,854

Income tax provision	281	211	503	593
Net income	$575	$559	$1,036	$1,261

Earnings per common share:
Basic	$0.04	$0.04	$0.07	$0.09
Diluted	0.04	0.04	0.07	0.09

Weighted average number of shares outstanding:
Basic	13,697,281	14,638,663	13,673,036	14,705,256
Diluted	13,763,806	14,638,663	13,738,501	14,705,256

Dividends declared per share:	$0.06	$0.055	$0.12	$0.11

Home Federal Bancorp, Inc.
July 26, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.22%	0.18%	0.08%	0.12%	0.21%
Return on average equity (1)	1.29	1.03	0.48	0.68	1.16
Net interest margin (1)	4.47	4.16	4.55	4.74	4.17

PER SHARE DATA
Diluted earnings per share	$0.04	$0.03	$0.02	$0.02	$0.04
Tangible book value per outstanding share (2)	11.60	12.16	12.26	12.45	12.22
Cash dividends declared per share	0.06	0.06	0.18	0.06	0.055
Average number of diluted shares outstanding (3) for earnings per share	13,763,806	13,714,084	13,689,742	14,117,621	14,638,663

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$8,025	$8,412	$8,611	$8,614	$8,905
Nonperforming loans	5,433	9,115	9,597	14,447	16,321
Nonperforming assets	8,806	13,377	13,872	20,746	22,998
Provision for loan losses	(364)	(225)	--	--	--
Allowance for loan losses to gross loans	2. 48%	2.58%	2.59%	2.57%	2.67%
Nonperforming loans to gross loans	1.68	2.79	2.87	4.32	4.89
Nonperforming assets to total assets	0.87	1.22	1.46	2.18	2.41

TOTAL COVERED ASSETS (5)	$82,929	$88,425	$95,556	$107,093	$120,329

FINANCIAL CONDITION DATA
Average interest-earning assets	$954,852	$966,269	$973,113	$973,664	$989,698
Average interest-bearing liabilities	686,598	706,561	717,519	728,310	749,879
Net average earning assets	268,254	259,708	255,594	245,354	239,819
Average interest-earning assets to average interest-bearing liabilities	139.07%	136.76%	135.62%	133.69%	131.98%
Stockholders’ equity to total assets	16.90	17.00	17.14	17.32	17.60

STATEMENT OF OPERATIONS DATA
Interest income	$11,418	$10,867	$11,908	$12,437	$11,313
Interest expense	753	812	844	908	1,007
Net interest income	10,665	10,055	11,064	11,529	10,306

Provision for loan losses (6)	(356)	(227)	(653)	105	(434)
Noninterest income	232	498	(333)	(351)	1,136
Noninterest expense	10,397	10,097	10,962	10,486	11,106
Income before taxes	856	683	422	587	770
Income tax provision	281	222	203	265	211
Net income	$575	$461	$219	$322	$559

(1)	Amounts are annualized.
(2)
Tangible book value, which excludes core deposit and other intangible assets, is a non-GAAP (Generally Accepted Accounting Principles) financial measure which is included in this press release to facilitate the comparison by investors of the Company with its peers. Tangible book value is equal to book value less core deposit and other intangibles, net of related deferred tax liabilities.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and REO covered by a loss sharing agreement with the FDIC.
(5)	Loans and REO covered by loss share agreements with the FDIC.
(6)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”